NEWS FOR IMMEDIATE RELEASE: AUGUST 12, 2008

MESA LABS REPORTS HIGHER FIRST QUARTER SALES AND EARNINGS

LAKEWOOD, CO - Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported higher sales and earnings for the fiscal first quarter ended June 30, 2008.

Highlights:
•	First quarter revenues increase 18% over last fiscal year
•	Twelfth consecutive quarter of year-over-year sales increases
•	DataTrace data logger sales increase 33%

For the first quarter of fiscal 2009, net sales increased 18 percent to $5,054,000 from $4,286,000 in the same quarter last year. Net income for the quarter increased less than one percent to $1,016,000 or $.31 per diluted share of common stock compared to $1,015,000 or $.31 per diluted share of common stock last year.

“The new fiscal year started off very well for Mesa, with excellent revenue growth over this quarter last year,” said John J. Sullivan, President and Chief Operating Officer. “All three core product lines turned in double-digit growth, led by DataTrace data loggers, which posted a 33% increase over the first quarter last year. We have significantly expanded our sales, marketing, and R&D efforts in the DataTrace line and this is beginning to pay dividends. We have seen excellent customer acceptance of the new radio frequency data logger, the Micropack RF, and during the quarter, we received an order for over 125 RF loggers from a major U.S. pharmaceutical customer. We expect sales of this product line to expand in the months ahead as we refine our sales and marketing efforts and continue to improve the product’s capabilities. Both the Raven and Medical product lines also posted solid quarterly growth, continuing the momentum that was established in the latter part of last fiscal year. A key advantage for Mesa is its diversification. Our products are used in multiple markets and cover the whole range of capital equipment, services and consumables. This diversification is a major contributing factor to Mesa’s consistent growth in the recent past.”

During the first quarter of fiscal 2009, sales of the Company’s medical products and services increased 14 percent compared to the prior year period. This increase was due to higher sales of dialysis meters, calibration solutions and dialysis meter service.

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During the first quarter of fiscal 2009, sales of DataTrace data logger products increased compared to the prior year. For the quarter, DataTrace sales increased 33 percent compared to the same period last year. The increase in DataTrace sales during the quarter is the result of higher shipments of our Micropack III products and accessories. While domestic sales continue to enjoy the benefit from our change to a direct sales model several years ago, we are starting to see an improving trend in our international markets as we utilize Raven distributors for the Datatrace line in territories that were previously under served.

Raven sales for the first quarter increased 11 percent compared to the first quarter of the prior year. The Raven biological indicator products saw sales gains in its core biological indicator strip business, which will continue to be aided by shipments throughout the year on a new OEM contract. We also saw a substantial increase in sales of our chemical indicator products during the first quarter.

Profitability for fiscal 2009 was essentially unchanged compared to the prior fiscal year due chiefly to a decrease in our gross margin percentage. Over the current fiscal quarter, our Company experienced an 18 percent increase in sales with a substantial increase in sales of Datatrace products. This did not produce an increase in margins due to several factors. These factors included a substantial increase in thermal barrier sales for high temperature Datatrace applications which are passed through to customers with substantially no margin. We are currently addressing this problem, and expect to lower the cost of these products later in the year. Other factors that impacted margins included higher sales of lower margin OEM products and distributed product in comparison to prior year in our Raven line of products.

Also suppressing profitability somewhat this quarter compared to the same quarter last year were increased operating expenses. During the first quarter of fiscal 2009, general and administration costs and research and development costs increased significantly. In the past year, we have been forced to add costs in general and administration to address the regulatory requirements of the Sarbanes - Oxley Act. Our initial phase of consulting to comply with the Act was completed during the first quarter of this fiscal year. Additionally, we have added a new Controller position to our staff to allow us to meet these and other regulatory requirements. This quarter we significantly increased our effort in research and development compared to last fiscal year which has led to higher expenses. Some of these increases were one-time expenses associated with the introduction of the new DataTrace RF product, while some are on-going, as we execute our strategy of increasing the flow of new products to drive revenue growth in the years ahead.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results could differ materially from those in any such forward-looking statements. Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10K for the year ended March 31, 2008 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

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FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)
	Quarter Ended June 30
	2008	2007 .
Net Sales	$5,054,000	$4,286,000
Cost of Goods	1,850,000	1,385,000
Gross Profit	3,204,000	2,901,000
Operating Expense	1,668,000	1,388,000
Operating Income	1,536,000	1,513,000
Other (Income) & Expense	(29,000)	(48,000)
Earnings Before Taxes	1,565,000	1,561,000
Income Taxes	549,000	546,000

Net Income	$1,016,000	$1,015,000

Earnings Per Share (Basic)	$.32	$.32
Earnings Per Share (Diluted)	$.31	$.31

Average Shares (Basic)	3,170,000	3,170,000
Average Shares (Diluted)	3,264,000	3,300,000

BALANCE SHEETS (Unaudited)
	June 30	March 31
	2008	2008.
Cash and Short-term
Investments	$6,390,000	$5,770,000
Other Current Assets	8,513,000	8,641,000.
Total Current Assets	14,903,000	14,411,000
Property and Equipment	3,487,000	3,488,000
Other Assets	7,702,000	7,634,000.

Total Assets	$26,092,000	$25,533,000

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Liabilities	$1,539,000	$1,794,000
Stockholders’ Equity	24,553,000	23,739,000

Total Liabilities and Equity	$26,092,000	$25,533,000

CONTACTS:
Luke R. Schmieder; CEO- Chairman of the Board of Directors
John J. Sullivan, President-COO
Steven W. Peterson; VP Finance-CFO
Mesa Laboratories, Inc.
303.987.8000